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                                                                    Exhibit 99.1


  WIND RIVER ANNOUNCES THE COMPLETION OF ITS ACQUISITION OF INTEGRATED SYSTEMS

ALAMEDA, CALIF., FEB. 15, 2000 -- Wind River Systems, Inc. (Nasdaq:WIND), a leader in embedded development software and services for the Internet era, announced today that is has completed its acquisition of Integrated Systems, Inc. (ISI) (Nasdaq: INTS) a provider of embedded systems software for a broad range of industries including telecom/datacom, consumer electronics, automotive, and aerospace. Based on Wind River Systems' closing price on February 15, 2000 of $41.50, the stock-for-stock merger is valued at approximately $930 million.


The transaction has been approved by the boards of directors and the shareholders of both companies. All other regulatory matters have been satisfied. Under the merger agreement announced October 21, 1999, each outstanding share of Integrated Systems stock will be exchanged for .92 shares of Wind River Systems, resulting in the issuance of an aggregate of 22,488,916 shares of Wind River Systems common stock for all outstanding shares of Integrated Systems stock. Wind River also assumed the outstanding options under the Integrated Systems employee stock option plans and other outstanding equity-based compensation arrangements. The merger will be accounted for as a pooling of interests. The companies will begin operating as one integrated organization as of February 16, 2000.


For additional information, please join the conference call at 3:00 p.m. Pacific Standard Time, by calling 888-593-6346 in the U.S. and 706-634-2373 internationally. A follow-on press announcement and webcast with more product details will occur at the Embedded Systems Conference, Spring in Chicago, Illinois on February 29, 2000 at 12:30 p.m. Pacific Standard Time. To listen, please call 888-593-6346 in the U.S. and 706-634-2244 internationally.

"This is a great day. I am delighted that our respective shareholders are as excited about the new Wind River as we are," remarked Tom St. Dennis, president and CEO of Wind River. "We have spent the last two months preparing for this venture -- while continuing to execute on the day to day business -- and I am pleased with the results. With more than 500 software engineers, 250



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services engineers and a sales force that has doubled in size, our new combined organization is well suited to meet the needs of our customer base and expand the reach of our innovative product line into new companies, geographical regions, and markets."


"It has been a pleasure to work with the entire Wind River team. Everyone has been very welcoming and eager to build a world class embedded software organization," added Chuck Boesenberg, president and CEO of Integrated Systems. "I look forward to continuing my work with Wind River chief financial officer Dick Kraber and the merger transition team on the integration of these two dynamic organizations through the end of 2000."

ABOUT WIND RIVER

Wind River, www.windriver.com, is a worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, industrial control and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in fifteen countries worldwide.

         THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS INHERENT IN ACQUISITIONS OF TECHNOLOGIES AND BUSINESSES, INCLUDING THE INTEGRATION OF SEPARATE WORKFORCES, THE TIMING AND SUCCESSFUL COMPLETION OF TECHNOLOGY AND PRODUCT DEVELOPMENT THROUGH PRODUCTION READINESS, INTEGRATION OF SUCH TECHNOLOGIES AND BUSINESSES INTO WIND RIVER SYSTEMS, UNANTICIPATED EXPENDITURES, CHANGING RELATIONSHIPS WITH CUSTOMERS, SUPPLIERS AND STRATEGIC PARTNERS AND OTHER FACTORS DESCRIBED IN THE COMPANY'S MOST RECENT FORM 10-K AND OTHER PERIODIC FILING WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACT:  Pamela Sufi                            De Anna Mekwunye
          Public Relations                       Investor Relations
          Wind River                             Wind River
          510-749-2340                           510-749-2577
          PAMELA.SUFI@WINDRIVER.COM              deanna.mekwunye@windriver.com

                                   -XXX-

Wind River Systems and the Wind River Systems logo registered trademarks of Wind River Systems, Inc. Tornado is a trademark of Wind River Systems, Inc. Other names are registered trademarks or trademarks of the respective companies or organizations.




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